Exhibit 99.2

Named Executive Officer Compensation 2018 Peer Companies
(GENERAL INDUSTRY)

Agilent Technologies	Flowers Foods	Peabody Energy
Alexion Pharmaceuticals	Flowserve	Pitney Bowes
AMETEK	Fortune Brands Home & Security	Polaris Industries
AMSTED Industries	GAF Materials	PolyOne
Amtrak	Gannett	Potash*
Andersons	Garmin	Quad /Graphics
Arby's Restaurant Group	Graphic Packaging	Quintiles
Ashland	Hallmark Cards	Regeneron Pharmaceuticals
Bemis	Hasbro	Rockwell Automation
Big Lots	Hexion	Rockwell Collins
Booz Allen	Hamilton Host Hotels & Resorts	RPM International
Brink's	IMS Health	Sabre Corporation
CA Technologies	International Flavors & Fragrances	SAIC
Canadian Pacific Railway	International Game Technology	SAS Institute
Carlson Rezidor*	Iron Mountain	Schreiber Foods
CF Industries	KBR	Scoular Company
CH2M HILL	Kelly Services	Scripps Networks Interactive
Chemours Company	Keurig Green Mountain	Serta Simmons Bedding
Clorox	Keystone Foods*	Snap-On
Commercial Metals	Kinross Gold	Sonoco Products
CommScope	Kohler	Steelcase
Cooper Standard Automotive	Kum & Go	Tempur Sealy
Crown Castle	Leggett and Platt	Terex
Cushman & Wakefield	LSC Communications	Tiffany & Co.
CVR Energy	Martin Marietta Materials	Total System Services (TSYS)
Dana	Mary Kay	Transocean
Dematic Group*	Mattel	Trinity Industries
Diebold Nixdorf	McCormick	United States Cellular*
E & J Gallo Winery	Meritor	Vulcan Materials
Encana Services	Millicom International Cellular	VWR International
Endo	NBTY	Westlake Chemical
Equifax	Orbital ATK	Wyndham Worldwide
Experian Americas*	Osram Sylvania*	Zebra Technologies
Fiserv	Owens Corning
*Subsidiary